Exhibit 10.2

No. 332
Of May 17th, 2000
PROPERTY LEASING COMMUNE
Of APT /LABORATOIRE EUROSILICONE

THE YEAR TWO THOUSAND,

The seventeenth of May,

IN APT (Vaucluse), 42, Docteur Vallon Street, in the office of the Notarial Service of Apt below Named.

Master André PAGES, Notary of the Professional Civil Society <<FRANÇOIS BOYER and ANDRÉ PAGES>>, holder of a Notarial Service at 84400 APT.

in receipt of the present act containing:

PROPERTY LEASING

BY:

The COMMUNE Of APT, located in the section of Vaucluse.

Represented by Mr. Claude AGNEL, remaining in 84400 APT, Acting as First Deputy mayor of aforementioned commune,

And by virtue of the approval which it was given by the Town council according to deliberation of March 31st, 2000, an extract of certified correspondent minutes of which is enclosed after mention.

Made observation that an official report of the above-mentioned deliberation was aimed by the Sub-prefecture of APT (Vaucluse), April 4, 2000.

Called <<THE LESSOR>>

ON ONE HAND

TO THE ADVANTAGE OF:

The company called <<LABORATOIRES EUROSILICONE>>. Public company with capital of 1.050.000 Francs, the seat of which is in APT (84400), District of Peyrolière, identified under the number 347 535 296 and registered to the Régistre du Commerce and from Sociétés D’AVIGNON.

Represented by MR. FRANÇOIS TOURNIAIRE, Président Directeur Général,

Having any powers with intent to presents, by virtue of the article 19 of the statutes of aforementioned society

Called <<THE LESSEE>>

ON THE OTHER HAND

WHICH agreed on leasing object of presents and beforehand displayed what follows:

PREAMBLE

Has / The present contract binds, for a long duration, public bodies with a private company. It introduces a certain numbers of original aspects of this fact. That’s why both interested parties estimate necessary, in preamble, to clear the mind of this contract and to clarify their intentions to clarify the clauses which will follow and to facilitate interpretations in the future.

1) It is about a convention of tenancy matched by an agreement to sell which implicates reciprocal obligations but it is also about an act of trust, the city of APT wishes the success of the industrial project of the purchasing company and considers that this success will be advantageous in the group of the inhabitants of APT. The purchasing company considers from his part, as fundamental of objectives followed by the city of APT and which is to assure its population the guarantee of stable and correctly remunerated jobs.

2) Being aware of the common interest which binds them, both parties also agreed to plan each time it will be necessary on the inherent problems for the execution of present.

3) The nature of the agreements entered into, the reciprocal trust which exists between parties and without whom the present convention would not have been born, confer on the present contract a character <Intuitue personnae>.

One says of it here that the companies which perform operations of the property leasing in a habitual way must have the quality of a tradesman(Article II, amended law of July 2nd, 1967), but nevertheless it is supposed that a non tradesman and notably a group can use, in an occasional way to this process. The present leasing constitutes a completely occasional operation performed by the city of APT.

B / The city of APT is owner of a building with industrial usage with contiguous ground, the whole located on the Commune of APT (Vaucluse), registered with the land registry Section AK, No. 199, in the industrial district of Peyrolière.

After this preamble being completely part of the act, it is passed to conventions object of presents.

CHAPTER 1

LOCATION

FIRST ARTICLE: OBJECT

The lessor gives leasable, in conditions considered by the law 66-455 of July 2nd, 1966 on the LEASING, to the lessee, which accepts, to take in lease the real estate indicated below:

DESIGNATION

IN APT (Vaucluse), District of Peyrolière,

A building with industrial usage with contiguous ground,

Wholly registered with the land registry:

Section	No.	Locality	Surface
AK	199	La Peyrouliére	21a 75ca

Such as it continues and includes, with all its wealth, dependency and buildings by destination, servitudes and joint ownership, without exception nor reservation, others than those being able to be related if need be in presents.

ORIGIN OF OWNERSHIP

The aforementioned GOOD belongs to the COMMUNE Of APT, lessor in presents, by means of the acquisition made by Mr. Ulysse Henry JACQUET (born in GARGAS, on June 12th, 1921), husband of madam Jeanne Paule Alice PLAT, according to act received by master Andre PAGES, Notary in APT (Vaucluse), on December 30, 1988.

This acquisition took place for the main price of ONE MILLION FRANCS (1.000.000 F).

This act contains all statements of usage.

A genuine copy of the aforementioned act was published in the Second Office of the Sociétés D’AVIGNON, on March 6th, 1989, volume 3584, number 3.

SECOND ARTICLE: TERM

The present lease is approved and accepted for a length of one hundred fourteen (114) months which will start to run on April 1st, 2000 to finish on September 30, 2009.

The present tenancy does not confer to the lessee the faculty to cancel it per triennial period, in accordance with the ordinance No 676-837 of September 28, 1967, to which the parties expressly intend to refer to.

The present tenancy is not subjected to the arrangements of the decree No. 53-960 of September 30th, 1953 on commercial leases (Cessation of the Supreme court of appeal of June 10th, 1980).

THIRD ARTICLE: OCCUPANCY

Occupancy will intervene on the first of April two thousand.

FOURTH ARTICLE: CONDITIONS

4.1. - Appraisal

The lessee will take places and objects of the present lease in the state they were in at the time of occupancy.

4.2. - Allocation of places

The building, object of present, are intended for manufacture, the development, the marketing of products containing silicone and any chemical derivative of plastic, bound for the professionals of the plastic surgery or repairing and pharmaceutical or para-pharmaceutical industry.

This destination will have to be the object of no change without the express and written agreement of the lessor.

The lessee declares to make its personal deal of the approvals which would be necessary, if need be, for the financial year of its activity in the aforementioned places (particularly for installations classified for the protection of the environment).

4.3. - Use of places

The lessee will have to employ places rented in good manager, exercise the activity there above specified with the exception of others and respect all obligations, administrative or others, regulating, if need be, the financial year of this activity, so that the lessor can no way be worried or searched on this subject.

It will conform to all regulations of the administration, notably because of hygiene or salubrity and carry out in its expenses, and without resorting against the lessor, all work which could be required in this respect.

4.4 - Job creation

The lessee promises to create, and to maintain in rented places twelve (12) jobs.

Priority of recruiting will be given as much as possible to the local labor.

4.5 - Work

The lessee will not be able to perform in rented places any work of equipment and installation which will seem to him necessary or useful only after having acquired the agreement of the lessor, provided that the work cannot harm the structure of the building, and only if it is carried out under the supervision of an architect or under a recognized engineering and design company by the lessor and whose fee will be supported by the lessee.

4.6 - Maintenance - Compensations

For the duration of the lease, any maintenance expenses, common compensations and major repairs including those of the article 606 of the Civil code, and in general all those that fall habitually to the lessor will be, of express convention, payable by the lessee, either because the latter makes its deal directly of it, or that it refunds the counterpart with the lessor upon justification.

However with regard to repairs concerned with the guarantee of articles 1792 and following of the Civil code, the lessor gives power of attorney to the lessee to exercise rights and actions of the lessor against all unspecified thirds which it belongs to. However, no action of law will be taken before the lessor is informed prior to any litigation taken.

In this title, the lessor promises to provide all necessary information to the lessee (markets, contract of insurance, etc).

The purchasing company will suffer that the financial backer makes office, during the course of the lease, in the rented buildings, whatever is of importance of the duration, even though this may exceed forty days and without being able to claim with any allowance, or reduction in rent, all work unspecified which could become necessary, and in particular all rebuilding, repair work like any work with the dividing walls, passage of drains, pose posts or pillars and also any improvement work, or new reconstructions that the lessor would consider necessary executions. In case of negligence on his/her part, the lessee should reimburse the lessor of the cost of this work within 15 days of receipt of the bill.

4.7 - Change of distribution

Any changes of distribution, demolitions, boring of walls, beams or floors and generally any work likely to harm the structure of the building, will need prior written approval on behalf of the lessor. Work which would be thus authorized should be carried out with expenses, risks and exclusive dangers of the lessee and under the supervision of an architect or under an engineering and design firm beforehand agreed by the lessor and fee of which will be born by the lessee.

4.8 - Changes and improvements

All work, decorating, improvements, any installations, including, if need be, those which could be imposed by any legal or regulation measures, made by the lessee in the course of lease, will become the ownership of the lessor at the expiration of the present tenancy, either by arrival of term, or due to termination.

However if the lessee purchases rented property by employing the faculty which is conferred on him by the agreement to sell hereafter, developments, decorations, decorating and installations will then remain its property without additional charge.

Furthermore the lessor will always be able if necessary, to ask for the re-establishment of the places in their primitive state, with the expenses, risks and exclusive dangers of the lessee, even for work specifically authorized by the lessor, unless the lessee does not raise the agreement to sell.

It is nevertheless added that equipment, materials and installations not fixed at residence like any material fixed but specific to its activity, will remain the property of the lessee and will have to be removed by him during his departure, in load to repair places, after this removal, except lifting of the agreement to sell.

4.9 - Visits of monitoring of the buildings

For the duration of lease, the lessee will have to let the representatives of the lessor visit rented places, any time, to make sure of their state and to provide at the first request of the lessor all justifications which could be required of him, of the good execution of the conditions of lease.

4.10 - Garnishment

The rented places will have to be furnished at any time with material, furniture and goods in sufficient quality and of value to answer and serve obligations of the present contract at any time to guarantee to the lessor of the payment of the rent and all expenses.

4.11 - Sublease

Very complete or partial sublease of places am specifically prohibited to the lessee, on pain of termination of lease, except express prior agreement of the lessor which will have to, besides, be called to intervene in the act of sublease.

Any sub-rentings total or partial of the buildings is expressly prohibited to the lessee, under penalty of termination of lease, except prior agreement of the lessor who will have, moreover, be called to intervene in the act of sublease

Nevertheless, complete sublease is already allowed if the subtenant is:

• a subsidiary of the purchasing company as described in article 354 of the law of 24.07.1996;

• a company whose purchasing company is a subsidiary company as described in article 354 of the law of 24.97.1966.

The lessee will have to notify their intention to the lessor to sublease and the conditions of sublease as well as the name of the candidate by extrajudicial act or by registered letter with request of notice of receipt.

With the expiry of 15 days deadline from this notification, the silence of the lessor will be regarded as a refusal of authorization.

In the event of authorized sub-renting, the lessee will remain solely responsible for the execution of clauses and conditions of the lease and particularly regulations of renting.

In addition, it is expressly agreed that the rented places form an indivisible whole in the common intention of the parties.

The length of sublease will never be able to exceed the length remaining on the present lease.

The lessee forces furthermore himself to assure in relation to his subtenant the payment of any possible indemnification of whatever nature.

Subtenant(s) will never be able to profit from the agreement to sell hereafter listed, except transfer of its promise by the lessee who will have to be notified to the lessor by registered letter with notice of receipt.

4.12 - Transfer of right to the lease

The lessee will be able to give up his right to the present lease only with the express, written and prior approval of the lessor, this except application if necessary, the text of law and order, under penalty of nullity of the transfer authorized to the contempt of this clause, and even of termination of the present contract if good seems to the lessor.

In the event of transfer of the right to the lease, the yielding lessee will be be jointly held with his assignee of all obligations put in his load by presents, and notably of the payment of rents in their term, and whole execution of all clauses of present lease.

Consequently, all successive tenants, even those which, having yielded their right to the lease would not occupy the rented places anymore, will be held jointly between them with regard to the lessor of the payment of the rents and expenses and of the execution of all clauses and conditions of the lease, so that the lessor can act against all successive tenants or any of them, all being held jointly of the whole without being able to oppose the benefit of discussion or division.

This clause will apply to all cases of transfers, whatever form it is, as in the provision of the right to the lease at any company in whatever form it is, that this provision is made at a new company or a preexisting one.

Transfer or the provision in corporation will have to be accomplished in the presence of the lessor, unless this was not duly called by means of a simple registered letter with request of notice of receipt, addressed to the lessor at least eight days in advance.

Transfer or provision will be determined by an authenticated deed from which an executable copy will be issued without expense to the lessor to serve him executable title against one or several transferees.

In case of liquidation of property, compulsory liquidation or dissolution of the lessee, the transfer of the right to the lease by the property manager, the debtor assisted by the property manager or the liquidator of the lessee will be able to perform only under conditions stipulated above.

In the event of trasnfer, the transferee will be automatically substituted by right in the benefit of the below conferred agreement to sell and will be held of all obligations rising from the present contract, notably in termination.

4.13 - Pledging of the fund

The lessee commits himself through his goodwill in hypothecation only after having notified the lessor of it and to have received his written consent.

This consent could be refused only for serious and legitimate reasons in direct connection with the interests of the lessor and resulting from the present contract.

In the event of infringement with the present clause, the present contract will be, if deemed fit to the lessor, cancelled on conditions below stipulated in the article 7.1.

4.14 - Control of the debt of the lessee

The lessee promises to ask for prior written agreement of the lessor for any loan in the short or the long term or any hire purchase contract having as object of personal properties or real estates and the sum of which would be higher than two annual installments of rent tax free.

To this end, the lessee will be required to communicate to the lessor copies of the balance sheet, the operating statement, the profit and loss account of the past financial year, as well as text of the report of the Directorate in ordinary General meeting called to give a ruling on the count of aforementioned financial year; these documents will have to be produced in the month which will follow their ratification by ordinary General meeting.

If the lessor would think that a loan, lease or leasing, contracted regardless of this clause, would be capable of compromising the creditworthiness of the lessee, it could automatically terminate this contract on conditions shown in article 7.1 below.

4.15 - Contribution - Levies and expenses

The lessee will discharge his personal contributions, professional taxes, and additional taxes in previous, etc, so that the lessor is never demanded or questioned on this subject.

It will reimburse moreover to the lessor the land levy and the tax on the domestic garbage due as from this day.

It will meet all expenses of city and police in which the tenants are usually held and with all the legal or administrative regulations to which the exploitation is and could be subjected.

It will have to carry out expenses and conditions issued in the document of town planning regulating the area where the rented building is built and of which it states to have knowledge of.

It will contract directly and with its expenses, risks and dangers, any subscriptions and contract concerning water, gas, electricity, driving force, telephone, etc, bills of which it will pay regularly.

It will reimburse every year to the lessor, on top of the rent and out of the program of roles, any levies and property taxes and all other additional taxes which tax and will be able to tax the ground and the rented building, the whole in manner that the affected rent by the lessor is net.

4.16 - Insurance

For the duration of the present lease, the lessee will sign policies of insurance covering the lessor and the lessee against fire risks, flood damage, explosions, natural calamities and recourse of the neighbors and third parties likely to affect the rented building, as well as the material, equipment, supplies and movable objects furnishing the rented places, the capitals assured to correspond to the real value of the building. The guarantee will have to extend to electrical damage, fresh damage of clearing, destruction and transport of debris, displacement and replacement of any movable objects, expert’s fee, indirect losses.

Policies will also take the civil responsibility of the owner and the lessee for material and bodily risks, as well as risk of <<losses of work>> the lessee.

The lessee will have to have signed the policies of the owner from the receipt of works and the policies of the tenant before entry in places, to justify and justification of the payment of premiums during every expiry date as well as, more generally, at any request of the lessor. If need be, the latter will be able to demand the increase of the assured capital.

It will in addition, be stipulated in the policies that the insurance companies will be able to prevail of forfeiture for delay in the payment of premiums only one month after notification by their care, to the lessor, of this default in payment. The lessor will have the faculty to replace the failing lessee to make this payment, but the lessee will then have to reimburse it.

Moreover, the lessor will have the faculty to sign any supplementary policy in the event of insufficiency of the guarantees, but the lessee will have to reimburse premiums to him.

The policies will have to contain a clause according to which all indemnification of insurance covering real goods, their installations and improvements will be paid between the hands of the safe lessor to transfer to him of it, a part under the scheduled conditions in the last subparagraph of this article. To this end, the lessee approves from now that the lessor touches, on his simple bills except his presence and without his competition, any indemnification which would be allocated to him in the event of disaster of rented constructions.

In the event of disaster, the choice of reconstruction or non reconstruction of the building belongs to the lessor.

If the lessor opts for reconstruction, he forces himself to undertake it for the slightest delays as soon as indemnification will be paid to him by the insurance company, length and the conditions of lease not being changed.

Nevertheless, the lessee will have to take responsibility for all of his expenditures which would exceed the amount of the allowance paid by the insurances.

If the lessor does not opt for reconstruction he will keep on the indemnification of insurance which will be allocated to him a sum equal to staying rents due up to expiration in the normal term of the contract, decreased interests not run on the contracted loans, but increased by expenses of preliminary termination of the loan.

If the rented building came to be destroyed during the lease by a non covered accident of the insurance policy, such as the act of war or any other case forecasted or unforeseen, the lessor will keep on the possible indemnification of reconstruction that he could equal a sum to that stated in the previous paragraph; after deduction of this sum, the lessor will transfer to the industrialist lessee, the surplus of indemnification, unless both parties prefer by mutual agreement, either to rebuild the stricken plant, or to use the funds in another way.

FIFTH ARTICLE - RENTS AND EXPENSES

The present tenancy is approved and accepted for the following rent:

5.1 - Rent

The sum of the monthly rent will be NINETEEN THOUSAND NINE HUNDRED EIGHTY SIX FRANCS (19,986 FRF) that is to say an exchange-value of THREE THOUSAND FORTY SIX EUROS AND EIGHTY FIVE CENTS (3046,85 EUROS) tax free.

5.2 - Expenses

In addition to the rent, the lessee will pay off the tax on the added value and all accruing expenses of the rental.

5.3 - Place of payment - Interests of delay

Any sums owed by the lessee to the lessor by virtue of the present contract as rents, expenses and any levies, etc, will be paid by a performed sample the first of every month, in the hands of Mister Main Treasurer of the City APT monthly and beforehand. The first payment will take place on April 1st, 2000.

In the event of non payment on the expiry date of the rent or his attachments owed by the lessee, the lessor will receive interests of delay, without it being necessary to address any demand.

These interests will be calculated at the interest rate of the loan, increased by three points and the VAT as from the due date, any started month being considered as a whole month.

The payment of this post maturity interest will not be worth adjournment of terms of payment, the lessor keeping all its rights to this subject, in particular with regard to a possible termination.

5.4 – Guarantee Deposit

To guarantee the execution of his obligations, the lessee overturned at the same instant to the lessor, who acknowledges it, the sum of ONE HUNDRED NINETEEN THOUSAND NINE HUNDRED SIXTEEN FRANCS (119.916 FRF), is an exchange value of EIGHTEEN THOUSAND TWO HUNDRED EIGHTY ONE ERUOS AND EIGHT CENTS (18 281,08 EUROS) representing 6 months of rent.

Under no circumstances will the lessee be able to charge the rent and his attachments to this deposit.

SIXTH ARTICLE - FISCAL STATEMENT - OPTION VAT

In accordance with the provisions of articles 260-2 and 193 to 195 of appendix II of the General Tax Code, the lessor declares to opt for the payment of VAT on the rentals. He states to make his deal of the declarations of opening a distinct sector and opting near the tax authorities under the conditions in articles 191 and 192 of appendix II, article 286 and articles 32 and following of appendix IV of the CGI

Moreover, it has to declare with the tax authorities the finalization of the local services of the present convention within 90 days of the accomplishment of building in accordance with the article 1406 of CGI.

To this end, the lessee will provide the lessor in good time, the elements necessary to the aforementioned declaration.

SEVENTH ARTICLE – TERMINATION

7.1 - Termination by right

In the event of non execution by the lessee in any one of his agreements defined in this contract, in particular in the absence of payment of the rents, the lessor will have the rightful ability to cancel the present contract having required the lessee to regularize his situation by command or notice to pay or to respect the stipulations of the lease containing statement by the lessor of his intention to use the benefit of the present clause.

If a month after this command, the lessee did not regularize his entire situation or if, for work to be performed, he did not undertake with suitable diligence all that it can possible do, the lessor will be able to propose the termination of the lease and the expulsion of the lessee will take place on simple ordinance of summary procedure.

Moreover, the lessee will be indebted to the lessor in addition to the expired rents, remainder which had, of an allowance contractually fixed at:

• 30% of the rents remaining due until the normal term, termination intervening in the first 5 years.

• 50 % of rents remaining due until the normal term, termination intervening between the fifth and the tenth year.

This allowance will be raised VAT.

Due to termination, the agreement to sell, authorized in article 9 below, will automatically become null and void.

7.2 - Termination by the lessee

This contract can be terminated by the less with 6 months notice, by registered letter with notice of receipt, but this faculty of termination will not be used before the expiration of a period of 9 years from the date of notification of setting to layout of the premises and will involve the payment by way of allowance of cancellation of a sum which, given that the good was designed and carried out according to the specific needs of the lessee, will be of a sum equal to 90% of rents considered until the expiry of the contract in its normal term decreased by the interests not fallen on the loans but raised allowances for VAT.

This allowance of termination, related to the particular character of the contract, will be due in particular by the lessee in situation of compulsory liquidation or liquidation of property, if it will have opted for the termination of lease, in accordance with article 52 of law No. 67-563 of July 13th, 1967.

The places will have to be released the day before the date of effect of the termination.

Due to termination, the agreement to sell, authorized in article 9 hereafter, will become automatically null and void.

CHAPTER II

UNILATERAL PROMISE OF SALE

EIGHTH ARTICLE - AGREEMENT TO SELL

The lessor promises to the lessee to sell him the property group, object of presents (not withstanding any modifications on top of that or in less which would have been able to intervene for the duration of the tenancy) on habitual conditions and of right notably, for the purchaser, to take property sold in their condition and consistency at the day of sale and in those below defined.

The sale in question will have to be regularized by authenticated deed.

It is subjected to the suspensive condition of this authenticated deed and the entire payment of the price at the time of this signature, independently of the condition stipulated in article 9 (a) below.

NINTH ARTICLE - FORMS - DATES

The lessee will have to notify the lessor, by registered letter with notice of receipt, at the latest, SIX (6) MONTHS before the expiry date of the lease. When the time expires, and by the only fact of the expiration of term, the beneficiary of the present agreement to sell will be deposed by right, and without demand, of the right to ask for the realization of the sale.

The taker will have to warn the financial backer, by letter registered with notice of receipt, at the latest SIX (6) MONTHS before the scratch date of the lease. At the end of this period, and by the only fact of the expiry of the term, the recipient of this agreement to sell will be deposed full, and without setting in residence, of the right to ask for the realization of the sale.

The lessor already promises to take any measures in due time so that this authenticated deed is signed in the shortest possible time as from the date of lifting of the promise.

NINTH ARTICLE (a) - CONDITIONS OF THE AGREEMENT TO SELL

The present agreement to sell is subjected to express condition that at the expiration of the lease, the lessee meets all obligations resulting from the present contract of leasing and notably, that he regulates the entirety of rents owed as lease, these, considering the special nature of leasing, having at the same time the character of rent and down payment on price.  If this condition was not satisfied during lifting, the sale resulting from this lifting would take place under the same condition.

TENTH ARTICLE - FACULTY OF PRELIMINARY PURCHASE

The lessee will nevertheless have the faculty to raise before the appointed time and in the same forms, the agreement to sell which is authorized to him.

If the sale were to be carried out thus by anticipation, the selling price would be equal to the capital remaining due, the table amortization, but raised possible expenses of cancellation anticipated of the contract of loan, amount of the VAT which should be currently transferred by the financial backer with the Treasury in application of article 210 appendix II of the C.G.I. (currently before the beginning of the ninth year which follows the date of effect of leasing) and of the amount of the transfer taxes, the fees and the expenses, and finally of the amount of the subsidy of the area, refundable in the event of transfer of the buildings. This amount will be indexed on the monetary value of the factory, as fixed by the administration of the estate. This price would be excisable, entirely with the signature of the authenticated deed without it being possible for the purchaser to pay the sum due by means of spread out remittance.  The authenticated deed will have to intervene in the shortest possible time after the lifting of the promise on the initiative of the diligent party.

The lessor will transfer, if it is necessary, under the conditions considered currently to article 210 IV appendix II from the C.G.I., the transferable VAT to the purchaser.

Moreover, in case of anticipated acquisition, the lessee takes the agreement to respect principles posed in article 239 of the C.G.I. and if the price, such as fixed as above, appears lower than the value which would have this building in its writings if it had acquired it at the date of the present credit, to reinstate in its results as the financial year of cession, the fraction of the versed rents corresponding to the difference between the aforementioned residual value and the delivery price of the building.

Lastly, the present faculty of purchase anticipated is authorized only under express condition that at the date where the lessee would ask to benefit from it, it completely regulates the expired rents as well as it is said in the article 9 (a) above.

TENTH ARTICLE (a) - SPECIAL CONDITION RELATING TO THE AGREEMENT CONCLUDED BETWEEN THE COMMUNE Of APT AND THE REGION PROVENCE ALPS COTE D’AZUR:

Moreover, the present leasing takes place under the condition hereafter literally extracted from article 5 of the agreement signed between the Commune of APT, lessor>> and the REGION PROVENCE ALPS COTE D’AZUR for the realization of the building being the object of presents:

<<ARTICLE 5 - RESALE OF THE BUILDING

<<If, for the duration of the present agreement the beneficiary of agreement considered a complete or partial sale of the building, he should even before approving promise, collect the express agreement of the Standing committee of the Regional Council.

<<in the event of non acceptance it could be proceeded to the cancellation of agreement according to modalities considered in article 6

<<-in the case of authorized sale, the sum of the refund of the financial participation of the Regional council owed by the recipient will be calculated, according to the date of sale, according to the following formula:

R = S	n (1 + b) where
d

<<-R is the sum of refund

<<-S is the sum of the initial financial participation of the Regional council

<<-d is the length of agreement

<<-n the remaining number of years of validity of the present agreement

<<-b the report of the difference of the indications of the cost of construction at the date of construction (i1) and at the date of sale (i2) to the index at the date of construction:

(b-i2-	i1)
i1

The transfer of this sum will intervene within 2 months as from the signature of the bill of sale.

In accordance with the tenth article which preceded, the lessee promises to reimburse expenses to the lessor and indemnification of which it is a matter above, which would increase the selling price in the event of purchase anticipated before the expiration of the length of the agreement with the REGION PROVENCE ALPS COTE D’AZUR.

ELEVENTH ARTICLE - PRICE

The selling price, intervening as it is said in the ninth article, that is in the expiration of lease, fixed from today to the SYMBOLIC FRANC.

This residual price being less than the value of the ground in the writings of credit lessor.

The lessee promises to return in his results of the exercise of acquisition, the difference between this value of the ground and this price, in accordance with the provisions of article 239 of the General Tax Code.

All rights, expenses, taxes and accruing fees related with this change will be the exclusive responsibility of the lessee who obliges to it

It is added that in the present state of right, the transfer taxes will have sat only on this residual price, and not on the monetary value of the building.

It will be increased, if necessary, of a sum equal to the rents owed to the title of the lease which would not have been regulated.

CHAPTER III

TWELFTH ARTICLE - EXPENSES

All expenses, rights, remuneration, will be the exclusive responsibility of the lessee who obliges to it.

THIRTEENTH ARTICLE - LAND ADVERTISING

Of a common agreement between the parties, the present agreement, of one period lower than twelve (12) years will not be subjected to the formality of land advertising.

FOURTEENTH ARTICLE - FISCAL STATEMENTS AND OTHERS

For the collection of all duties, taxes and fees, the parties make the following statements:

1) In regards to PROPERTY LEASING as such:

The whole of the rents for the period of one hundred fourteen months comes out to TWO MILLION TWO HUNDRED SEVENTY EIGHT THOUSAND FOUR HUNDRED AND FOUR FRANCS (2.278.404 FRF), that is to say an exchange value of THREE HUNDRED FORTY SEVEN THOUSAND THREE HUNDRED FORTY EUROS AND FORTY FIVE CENTS (347 340.45 EUROS) tax free.

2)             And with regard to the agreement to sell, the price is already fixed to the SYMBOLIC FRANC.

FIFTEENTH ARTICLE - ELECTION OF DOMICILE

For the present execution, the parties elect residence, knowledge:

• The lessor, in the Town hall of APT,

• The lessee, in the rented places.

OF WHICH ACT

Consisting of:

•              15 pages

•              approved reference

•              bar drawn in white

•              striped whole line

•              scratched no figure

•              no Word

And after made reading, parties signed the present act with the Notary undersigned.

EXTRACT OF THE REGISTER

DELIBERATION OF THE TOWN COUNCIL

SESSION OF 31-03-2000

18 hours 30

The Thirty first of March two thousand at 6:30 pm the Town council met to the number of its members prescribed by Law, in the Room of the Town council, under the presidency of PIERRE BOYER, Mayor.

BEING PRESENT: BOYER Pierre, AGNEL Claude, CARACCHIOLI Monique, IMBERT Pierre Bernard, CHEVALIER BERNARD, VINCENTELLI José, MARTIN JEAN-Marie, ROLLAND Gérard,  RIGOUARD Jacques, DELAUP Jean-Pierre, PITON Jean-Louis, BEYNET Josiane, LISITA Pascale, VEZILIER Frédéric, LUIGGI Jean-François, BROUKER André, TREMEAU Pierre, VIGUIER Michèle, ROUSSY Nicolas

GIVES POWER OF ATTORNEY: CHAUVIN Magali capacity with PERON Maxime, KRAVETZ Dominique capacity with VIGUIER Michèle, DELOY Pierre-Philippe capacity with BROUKER André.

ABSENTEES: THOULON Jean-Luc, JEAN Max, THEVENIEAU Dominique, LAURENS Martine, CREVOULIN Jean-Pierre, MANENT Didier

Session is opened, Mr. LUIGGI Jean-François is named Secretary.

Mister Mayor asks Council to deliberate:

COUNCIL

YES - THE ACCOUNT OF MISTER MAYOR

DELIBERATION

and APPROVES such as it is presented to him, the leasing between the Commune of APT and the Company called “Laboratoires EUROSILICONE” whose seat is in APT, district of Peyrolière which will be established by notary for the building of Peyrolière whose Président Directeur Général is Mr. François TOURNIAIRE, for a building of industrial use with contiguous ground, in section AK no. 199, locality Peyrolière, a surface of 2 175 square meters.

•   APPROVES the amount of the monthly fixed rent at 19 986 Francs over one hundred and fourteen months

•   RECALL that all maintenance costs are the responsibility of the Lessee

•   AUTHORIZED the Mayor or one of the Assistants to sign the contract of credit lease and all parts relating to it.

This proposal is accepted by: 27 votes FOR, 0 votes AGAINST, 0 ABSTENTION.

FOR CORRESPONDENT

EXTRACT

THE MAYOR

FOR A GENUINE COPY written on seventeen pages, Accomplished by reproduction, delivered by Master PAGES, Notary undersigned and certified by him as complying with the minute.